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                                                                   EXHIBIT 10.69

                                   AGREEMENT

     THIS AGREEMENT ("Agreement"), is made between Harry H. Kahn ("Executive") and ABM Industries Incorporated ("ABM") for itself and on behalf of its subsidiary corporations, and shall become effective upon the Effective Date set forth in Section 22.

                                    RECITALS

     WHEREAS, Executive is a full-time employee and officer currently employed by ABM.

     WHEREAS, ABM recognizes Executive's many contributions to ABM and desires to enter into this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and representations set forth below and other good and valuable consideration, the parties agree as follows:

     1. Resignation and Retirement; Title.

        (a) From the Effective Date through the Date of Resignation and Retirement (as defined below), Executive will continue to serve as Senior Vice President and General Counsel of ABM.

        (b) Executive agrees to resign and retire as a full-time employee and officer of ABM. Such resignation and retirement shall become effective, without further action by Executive, on a date to be determined by notice in writing from ABM's Chairman of the Board and Chief Administrative Officer ("CAO") to Executive ("Date of Resignation and Retirement"), but in no event shall the Date of Resignation and Retirement occur later than October 31, 2002. Executive agrees that on or before the Date of Resignation and Retirement, he shall turn over to ABM all Company confidential files, records, and other documents. In addition, Executive shall return all property in his possession owned by ABM, including any motor vehicles, equipment or supplies.

        (c) Executive may voluntarily terminate his employment with ABM as Senior Vice President and General Counsel only upon thirty days' prior written notice to ABM.

     2. On-Call Employment.

        (a) From the Date of Resignation and Retirement through December 31, 2004, Executive shall be retained by ABM as an on-call employee with the title "Of Counsel." As Of Counsel, Executive shall provide ABM with such occasional executive or managerial services as reasonably requested by ABM's CAO or President and Chief Executive

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Officer ("CEO"), including providing assistance in connection with the transition to a new General Counsel.

          (b) Executive agrees that from the Date of Resignation and Retirement through December 31, 2004, he shall make every effort to be reasonably available to provide the services outlined in this Section 2, except that failure to render such services by reason of any physical or mental illness or disability, or unavailability because of absence from the State of California, shall not affect Executive's right to receive the compensation set forth in Section 3.

     3. Payment of Good and Valuable Consideration. In consideration of Executive's acceptance of this Agreement and the release contained herein, ABM will provide the following:

          (a) From the Effective Date through October 31, 2003, Executive shall be paid a salary ("Salary") of Two Hundred Seventy Eight Thousand Six Hundred Twenty Five Dollars ($278,625) per year, at the monthly rate of $23,219 payable semi-monthly.

          (b) Executive Shall be paid a bonus ("Bonus") based on the profit ("Profit") for the fiscal year ending October 31, 2002 and the fiscal year ending October 31, 2003, as follows:

               (i) Such Bonus for each such fiscal year shall be 0.1399% of ABM's Profit on a pro-rata basis.

               (ii) Profit for purposes of determining such Bonus shall be defined as the consolidated income (in accordance with generally accepted accounting principles) before income taxes of ABM, excluding: (1) gains or losses on sales or exchanges real property or on sales or exchanges of all or substantially all of the stock or assets of a subsidiary corporation or any other business unit of ABM, (2) gains or losses on the discontinuation of any business unit of ABM, (3) the discretionary portion of any contributions made to any profit sharing, employee retirement savings or similar plan and (4) WTC Related Gain. At any time, ABM's Board of Directors ("Board") reserves the right to further adjust Profit for purposes of determining a Bonus in the event of a Significant Transaction (as defined below) during a Fiscal Year and/or for any unanticipated and material events that are beyond the control of ABM, including acts of God, nature, war or terrorism, or changes in the rules for financial reporting set forth by the Financial Accounting Standards Board, the Securities and Exchange Commission ("SEC"), and/or the New York Stock Exchange. In addition Profit shall be subject to such other adjustments as are made to the "Profit" used in calculating bonuses generally for the other Senior Vice Presidents of ABM.

               (iii) Notwithstanding the foregoing, Profit for purposes of determining the Bonus in any such fiscal year shall include WTC Related Gain and WTC Related Carry-Over Gain in an aggregate amount not to exceed a maximum of $10 million. For purposes of this Agreement, the term "WTC Related Gain" shall mean the total amount of all items of income included in ABM's audited consolidated financial statements for any Fiscal Year that result from ABM's receipt of insurance proceeds or other compensation or damages due to ABM's loss of property, business or profits as a result of the destruction of the World


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Trade Center on September 11, 2001. Also, for purposes of this Agreement, the term "WTC Related Carry-Over Gain" shall mean the aggregate amount of WTC Related Gain not previously taken into account in determining a Bonus for a prior fiscal year. Lastly, for purposes of this Agreement, the term
"Significant Transaction" shall mean ABM's acquisition or disposition of a business or assets which ABM is required to report under Item 2 of SEC Form 8-K.

               (iv) The Chief Financial Officer for ABM shall calculate the Profit and Bonus for purposes of this Agreement. ABM shall pay Executive the Bonus for the fiscal year following completion of the audit of ABM's financial statements, but no later than seventy-five (75) days after the end of such fiscal year. ABM in its sole discretion may pay any Bonus earlier. The Bonus for any partial fiscal year shall be prorated for the fraction of the fiscal year for which such Bonus is payable. Absent bad faith or material error, any conclusions of the Board with respect to the amounts of the Profit or Bonus shall be final and binding upon Executive and ABM.

               (v) Notwithstanding the foregoing and unless generally waived as to all Senior Vice Presidents of ABM, no Bonus for any fiscal year of ABM shall be payable unless ABM's EPS for the fiscal year then ending is equal to or greater than eighty percent (80%) of ABM's EPS for the previous fiscal year of ABM.

               (vi) Executive acknowledges receipt of a Bonus for the fiscal year ended October 31, 2001, and agrees that he is not entitled to any further bonus for that fiscal year for any reason whatsoever.

          (c) From the Effective Date through October 31, 2003, Executive shall receive the then current fringe benefits generally provided by ABM to all of its full-time employees who are Senior Vice Presidents; provided, that (i) Executive shall not receive any additional stock option grants, and (ii) Executive shall not be entitled to receive or participate in any additional retirement benefit other than as described in Paragraph X.3. of the Corporate Executive Employment Agreement, dated as of November 1, 1999, between Executive and ABM. Such fringe benefits may include a 401(k) employee savings plan, deferred compensation plan, employee stock purchase plan, car allowance, group health benefits, long-term disability benefits, group life insurance, sick leave and vacation. Each of these fringe benefits is subject to the applicable ABM policy at all times. ABM reserves the right to add, increase, reduce or eliminate any fringe benefit at any time, but no such benefit or benefits shall be reduced or eliminated as to Executive unless generally reduced or eliminated as to all Senior Vice Presidents of ABM.

          (d) From November 1, 2003 through December 31, 2004, ABM shall continue to pay Executive's monthly Salary pursuant to Section 3(a). Such salary shall be subject to a right of offset, dollar for dollar, as against any compensation received by Executive from employment (including on an independent contractor basis) or self-employment in exchange for services performed by Executive during the period from November 1, 2003 through December 31, 2004. From November 1, 2003 through December 31, 2004 ABM shall continue to provide Executive with the same group health and life insurance (subject to Executive continuing to pay the employee portion of the premiums due thereunder) and employee stock


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purchase plan to which Executive would be entitled as a full-time employee, with the understanding and agreement by Executive that such monthly salary, group insurance and employee stock purchase plan shall constitute the full extent of ABM's obligation to compensate Executive. Executive shall not be eligible or entitled to receive or participate in any bonus or fringe benefits other than the aforementioned group insurance and employee stock purchase plan.

          (e) From the Effective Date through December 31, 2004, ABM shall pay directly or reimburse Executive for reasonable business expenses of ABM incurred by Executive in connection with ABM business and approved in writing by the CAO, upon presentation to such person by Executive within sixty (60) days after incurring such expense or an itemized request for payment, including the date, nature, recipient, purpose and amount of each such expense, accompanied by receipts for all such expenses in excess of Twenty-Five Dollars ($25) each.

          (f) Any tax obligations of Executive and tax liability therefore, including any penalties and interest based upon such tax obligation, that arise from the benefits and payments made to him under this Agreement shall be Executive's responsibility and liability. ABM will report each payment provided for in this Section 3 on form W-2 for the tax year to which the payment was made.

     4. No Other Benefits; No Admission of Liability. Executive acknowledges that except for any vested or vesting benefits and except as specifically set forth in Section 3, Executive shall not be entitled to any other compensation or benefits after the Effective Date. It is understood and agreed that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by ABM or Executive.

     5. Business Conduct. While employed by ABM (in either a full-time or on call capacity), Executive shall comply with all applicable laws pertaining to the performance of this Agreement, and with all lawful and ethical rules, regulations, policies, codes of conduct, procedures and instructions of ABM, including the following:

          (a) GOOD FAITH: Executive shall not act in any way contrary to the best interest of ABM.

          (b) BEST EFFORTS: Prior to the Date of Resignation and Retirement, Executive shall devote full working time and attention to ABM, and shall not at any time from the Effective Time through December 31, 2004 be directly or indirectly employed by, own, operate, assist or otherwise be involved, invested or associated in any business that is similar or competitive to any business of ABM; except that Executive may own up to five percent (5%) of any such publicly-held business(es), provided that Executive (x) shall give ABM notice(s) of such ownership in accordance with Section 23 hereof, and (y) shall not at any time be directly or indirectly employed by or operate, assist, or otherwise be involved or associated with any such business(es).


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          (c)  VERACITY: Executive shall make no claims or promises to any employee, supplier, contractor, customer or sales prospect of Company that are unauthorized by ABM or are in any way untrue.

          (d) DRIVER'S LICENSE: Executive shall have and carry a valid driver's license issued by his or her state of domicile or the State of California and a driver's permit issued by ABM whenever Executive is driving any motor vehicle in connection with Company business. Executive agrees to immediately notify ABM in writing if Executive's driver's license is lost, expired, restricted, suspended or revoked for any reason whatsoever.

     6. Indemnification Against Claims. ABM agrees to indemnify and hold Executive harmless from any liability, claim, demand, cost, expense and attorneys' fees incurred by him as a result of any actions or omissions by him in the course of his employment by ABM to the extent other officers would be so indemnified.

     7.   Goodwill and Proprietary Information.

          (a) Executive agrees to utilize and further ABM's goodwill ("Goodwill") among its customers, sales prospects and employees, and acknowledges that ABM may disclose to Executive and Executive amy disclose to ABM, proprietary trade secrets and other confidential information not in the public domain ("Proprietary Information") including specific customer data such as: (i) the identity of Company's customers and sales prospects, (ii) the nature, extent, frequency, methodology, cost, price and profit associated with its services and products purchased from Company, (iii) any particular needs or preferences regarding its service or supply requirements, (iv) the names, office hours, telephone numbers and street addresses of its purchasing agents or other buyers, (v) its billing procedures, (vi) its credit limits and payment practices, and (vii) its organization structure.

          (b) Executive agrees that such Proprietary Information and Goodwill have unique value to Company, are not generally known or readily available to ABM's competitors, and could only be developed by others after investing significant time and money. ABM would not make such Proprietary Information and Goodwill available to Executive unless ABM is assured that all such Proprietary Information and Goodwill will be held in trust and confidence by Executive. Executive hereby acknowledges that to use this Proprietary Information and Goodwill except for the benefit of ABM would be a breach of such trust and confidence and in violation of Executive's Duty of Loyalty to ABM.

     8. Restrictive Covenants. In recognition of Section 7, Executive hereby agrees that from the Effective Date through December 31, 2004, and thereafter as specifically agreed herein:

          (a) Except in the proper performance of this Agreement, Executive shall at no time directly or indirectly solicit or otherwise encourage or arrange for any employee to terminate employment with ABM.

          (b) Except in the proper performance of this Agreement, Executive shall not directly or indirectly disclose or deliver to any other person or business any Proprietary Information obtained directly or indirectly by Executive from, or for, ABM.


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          (c) Executive agrees that at all times he shall not seek, solicit, divert, take away, obtain or accept the patronage of any customer or sales prospect of ABM through the direct or indirect use of any Proprietary Information of ABM, or by any other unfair or unlawful business practice.

          (d) Executive shall not directly or indirectly, for Executive or for any other person or business, seek, solicit, divert, take away, obtain or accept any customer account or sales prospect with which Executive had direct business involvement on behalf of ABM within the one (1) year period prior to December 31, 2004.

          (e) Nothing in this Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason in the state of employment, including as a result of any law regulating competition or proscribing unlawful business practices.

     9. Non-Disparagement. Both Executive and ABM, through its directors and officers, agree not to make any unfavorable or disparaging remarks about the other to third parties or non-officer employees of ABM. However, Executive acknowledges and agrees that ABM's non-disparagement obligation pursuant to this Agreement shall extend solely to the actions of ABM's directors and officers. For this purpose, "officers" is defined as those persons identified by the Board as subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

     10. Cooperation. Executive agrees to reasonably cooperate with ABM, its attorneys or experts retained by ABM or its attorneys in connection with any litigation matters involving ABM that are pending on the Date of Resignation and Retirement or that may arise thereafter regarding events prior to the Date of Resignation and Retirement.

     11. No Other Claims. Executive represents and warrants that he has not filed against ABM or any of its representatives any claim (other than with respect to any applicable group insurance benefit), complaint, charge or suit with any federal, state or other agency, court, board, office or other forum or entity, including any application for workers' compensation benefits. Executive agrees that he will not, at any time hereafter, file any such claim, complaint, charge or suit based upon circumstances arising before the Effective Date, other than a claim arising from a breach by ABM of this Agreement (which shall be subject to Section 12) and other than a claim with respect to any applicable group insurance benefit, and that if any agency, court, board, office, forum or other entity assumes jurisdiction of any such claim, complaint, charge or suit, he will request such entity to withdraw from the matter. A breach of this
Section 11 shall entitle ABM to damages as provided by law and shall relieve ABM of all obligations to Executive as provided in this Agreement.

     12. General Release.

          (a) Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge ABM and its affiliates and all of its and their stockholders, subsidiaries, directors, officers, employees, representatives, successors, assigns, agents and attorneys (collectively, "Company") from any and all charges, complaints, grievances, claims,


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
liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), of whatever kind or nature, known or unknown, suspected or unsuspected, joint or several ("Claims"), which Executive has had or may hereafter claim to have had, against Company by reason of any matter, act, omission, cause or event whatever that has occurred up to and including the Effective Date other than those obligations set forth in this Agreement. This release and waiver of Claims specifically includes: (i) all Claims arising from or relating in any way to any act or failure to act by any employee, officer or director of ABM, (ii) all Claims arising from or relating in any way to the employment relationship of Executive with ABM and/or the termination thereof, including any Claims which have been asserted or could have been asserted against Company, and (iii) any and all Claims which might have been asserted by Executive in any suit, claim, or charge, for or on account of any matter or things whatsoever that has occurred up to and including the Effective Date, under any and all laws, constitutions, statutes, orders, regulations, or any other claim of right(s), including any claim under Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended (including the amendments of the Civil Rights Act of 1991), the Employee Retirement Income Security Act of 1976, as amended, the Americans with Disabilities Act, State antidiscrimination statutes and any Claim in contract or tort.

          (b) ABM, on behalf of itself and its successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge Executive and his heirs, executors, administrators, successors and assigns from any and all Claims which ABM has had or may hereafter claim to have had, against Executive by reason of any matter, act, omission, cause or event whatever that has occurred up to and including the Effective Date, other than the obligations set forth in this Agreement.

          (c) For the purpose of implementing a full and complete release and discharge, each of the parties expressly acknowledges that this Agreement with the general releases set forth in this Section 12 are intended to include in their effect, without limitation, all Claims which the parties do not know or suspect to exist in their favor at the time of execution of this Agreement, and that this Agreement and such general releases contemplate the extinguishment of all such Claims. Each of the parties expressly waives and relinquishes all rights and benefits he or it may have under Section 1542 of the California Civil Code which provides.

     A GENERAL RELEASE DOES NOT EXTENT TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     Executive represents that he has read and understood the provisions of California Civil Code Section 1542.

     13. Arbitration and Equitable Relief.


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          (a)  Any claim or dispute related to or arising from this Agreement
(whether based in contract or tort, in law or equity) including claims or disputes between Executive and ABM or its directors, officers, employees and agents regarding Executive's employment or termination of employment hereunder, or any other business of ABM, shall be resolved by a neutral arbitrator agreed upon by both parties, through mandatory, final, binding arbitration in accordance with the procedural and discovery rules of the American Arbitration Association.

          (b) The cost of such arbitration shall be borne by ABM. Any such arbitration must be requested in writing within one (1) year from the date initiating the arbitration knew or should have known about the claim or dispute, or all claims arising from that dispute are forever waived. Any such arbitration (or court proceeding as applicable hereunder) shall be held in the city and/or county of employment hereunder. Judgment upon the award rendered through such arbitration may be entered and enforced in any court having proper jurisdiction.

          (c) Provided that the complaining party has given to the other party no less than one (1) week's prior written notice of the alleged breach, the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief as may be necessary, without breach of this Agreement and without abridgment of the powers of the arbitrator. The parties hereby submit themselves to the court of California in and for the County of San Francisco for the purpose of enforcing this Agreement.

     14.  Confidentiality of Agreement.

          (a) Executive represents and agrees that he has not disclosed the terms of this Agreement and, until such time that ABM is required by law to publicly disclose the terms of this Agreement. Executive agrees that he will keep the terms, amounts and all other specific facts of this Agreement completely confidential and that he will not disclose any information concerning this Agreement to any person or entity, other than that which is legally required and other than to his immediate family and professional representatives; provided, that disclosure to his immediate family or professional representatives is conditioned on the fact that they agree to keep said information confidential and not disclose it to others.

          (b) In the event Executive discloses, in violation of Section 14(a), the alleged facts upon which this Agreement is based, the amount of consideration tendered to him, or the terms of the Agreement, ABM shall be entitled to terminate any payment due under this Agreement or take any other action legally allowable.

     15. Death of Executive. This Agreement shall automatically terminate upon the death of Executive. ABM shall pay when due to Executive's designated beneficiary or estate, as applicable, all prorated salary, bonus or other contingent compensation, reimbursement of business expenses and fringe benefits which would have otherwise been payable to Executive under this Agreement, through the end of the month in which death occurs.



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

     16. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Executive and ABM and their respective heirs, administrators, representatives, executors, successors and assigns. Executive hereby designates his wife, Candace Kahn, as his beneficiary under this Agreement.

     17. Attorneys' Fees. Each party shall bear its own costs and attorneys' fees incurred in the achieving the settlement and release of the matters set forth in this Agreement. If one party commences an action against the other to enforce or interpret the terms of this Agreement, or to obtain a declaration of rights under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such action or any appeal or enforcement of such action, in addition to any other relief to which that party may be entitled under this Agreement.

     18. Voluntary Participation. Each of the parties acknowledges that he or it has read the Agreement, and that he or it enters into this Agreement freely, voluntarily, without coercion and based on the party's own judgment and not in reliance upon any representations or promises made by the others, except those contained in this Agreement.

     19. Method of Execution. This Agreement may be executed in counterparts and each counterpart shall be deemed a duplicate original.

     20. Governing Law. This Agreement is deemed to have been made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of the State of California. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any party.

     21. Severability. The provisions of this Agreement are severable and should any provision of this Agreement be declared or be determined by any arbitrator or court to be illegal or invalid, any such provision shall be stricken, and the validity of the remaining parts, terms or provisions shall not be affected.

     22. Older Workers Benefit Protection Act. Pursuant to the requirements of the Older Workers Benefit Protection Act, Executive has up to 21 days from April 8, 2002 to consider and sign this Agreement, although Executive may accept it at any time within those 21 days. Executive hereby acknowledges that he has consulted an attorney or been advised to consult an attorney about this Agreement. Once Executive accepts the terms of this Agreement and signs this Agreement, he has seven days to revoke his acceptance. To revoke this Agreement, Executive must send to the CAO a written statement of revocation by registered mail, return receipt requested. If he does not revoke this Agreement, this Agreement shall become effective on the eighth day after he signs it ("Effective Date").

     23.  Notices.

          (a) Any notice required or permitted to be given pursuant to this Agreement shall be in writing and delivered in person or sent prepaid by certified mail, bonded messenger or overnight express, to the party named at the address set forth below or at such other address as either party may hereafter designate in writing to the other party.


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
          EXECUTIVE: 2444 Leavenworth St.
                     San Francisco, CA 94133

          ABM:       ABM Industries Incorporated
                     160 Pacific Avenue, Suite 222
                     San Francisco, CA 94111
                     Attention: President & CEO

                     with a copy to:

                     ABM Industries Incorporated
                     160 Pacific Avenue, Suite 222
                     San Francisco, CA 94111
                     Attention: Sr. VP & Chief Employment Counsel

          (b) Any such notice shall be assumed to have been received when delivered in person, or forty-eight (48) hours after being sent in the manner specified above.

     24. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

     25. Entire Agreement. This Agreement sets forth the entire agreement between the parties as to the subject matter hereof and supersedes any and all prior agreements or understandings between the parties written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by the party against whom enforcement of the change or modification is sought. Failure or delay on the part of either party to enforce any right, power, or privilege under this Agreement shall not be deemed to constitute a waiver thereof.


Date: April 8, 2002                                     /s/ HARRY H. KAHN
                                                    ----------------------------
                                                            Harry H. Kahn


Date: April 8, 2002                                 ABM INDUSTRIES INCORPORATED


                                                    By: /s/ HENRIK C. SLIPSAGER
                                                        ------------------------
                                                    Name:  Henrik C. Slipsager
                                                    Title: President and Chief
                                                           Executive Officer


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